Exhibit 99.1

NEWS RELEASE

For more information contact:
Michael G. Potter
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS
FOURTH QUARTER AND FULL YEAR 2010 RESULTS

Financial Highlights:

•	Revenue of $73.1 million, a decrease of 5% from $77.1 million in 3Q10 and an increase of 33% from $55.1 million in 4Q09.

•	Gross margin of 62.7%, compared to 59.1% in 3Q10 and 55.3% in 4Q09.

•	Net income of $0.11 per share, compared to net income of $0.13 per share in 3Q10 and net income of $0.05 per share in 4Q09.

•	Fiscal year 2010 revenue of $297.8 million, an increase of 53% from $194.4 million in fiscal year 2009.

•	Fiscal year 2010 net income of $0.48 per share, compared to a net loss of $0.06 per share in fiscal year 2009.

HILLSBORO, OR - January 27, 2011 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the fourth quarter and fiscal year ended January 1, 2011.

For the fourth quarter, revenue was $73.1 million, a decrease of 5% from the $77.1 million reported in the prior quarter, and an increase of 33% from the $55.1 million reported in the same quarter a year ago. This is in line with prior guidance for fourth quarter 2010 revenue to be down 2% to 7% on a sequential basis. FPGA revenue for the fourth quarter was $24.4 million, a decrease of 1% from the $24.7 million reported in the prior quarter, and an increase of 46% from the $16.6 million reported in the same quarter a year ago. PLD revenue for the fourth quarter was $48.7 million, a decrease of 7% from the $52.4 million reported in the prior quarter, and an increase of 26% from the $38.5 million reported in the same quarter a year ago.

For the fiscal year 2010, revenue was $297.8 million, an increase of 53% from $194.4 million in fiscal year 2009. Revenue from FPGA products was $97.1 million, an increase of 50% from the $64.6 million reported in fiscal year 2009. Revenue from PLD products was $200.7 million, an increase of 55% from the $129.9 million reported in fiscal year 2009.

Net income for the fourth quarter was $13.9 million ($0.11 per share), compared to a prior quarter net income of $15.4 million ($0.13 per share) and net income of $5.6 million ($0.05 per share) reported in the same quarter a year ago.

Net income for fiscal year 2010 was $57.1 million ($0.48 per share), compared to a net loss of $7.0 million ($0.06 per share) reported in fiscal year 2009.

Darin G. Billerbeck, President and Chief Executive Officer, said, “The fourth quarter was in line with guidance as strength in the consumer, and industrial and other end markets was offset by weakness in the communications market as some customers adjusted short-term inventory. Turns for the quarter came in as expected on a dollars basis, with a higher than expected contribution from mature products. We expect continued margin strength and profitability, with a resumption in total revenue growth in the first quarter. We are well positioned for the next 12-18 months in the low density PLD and mid-range FPGA markets, with a strong line-up of low cost, low power, and high convenience products, as evidenced by early wins from our non-volatile MachXO2 and broad acceptance of our mid-range LatticeECP3. Our focus is now on developing the longer-term growth opportunities that can give us the highest return on investment. Our plans include a renewed focus on engineering efficiency in order to increase the number of new products that we will bring to the market, while continuing to control our overall R&D spending.”

Michael G. Potter, Lattice's Corporate Vice President and Chief Financial Officer, added, “Improvements in our sales and distribution channels and the broader market environment, combined with our prior restructuring, helped us achieve profitability in each quarter of 2010. Gross margin for the quarter expanded to 62.7%, compared to 55.3% in 4Q09. Gross margin was above guidance primarily due to the impact of higher sequential sales in our mature product category. Total operating expenses came in less than expected in 4Q10 due to MachXO2 product mask costs, which taped out in early January 2011 rather than in December 2010. We generated $15.0 million of cash from operations, ending the quarter with a cash, cash equivalents and short-term marketable securities balance of $238.2 million. During the quarter, we repurchased approximately 371,000 of the Company's outstanding shares, valued at approximately $2.0 million, under the $20 million stock repurchase program we announced on October 21, 2010.”

Fourth Quarter 2010 Business Highlights:

•
Shipped the 50 millionth MachXO programmable logic device. Broadly adopted in a wide range of high volume, cost sensitive applications, customers worldwide are taking advantage of the MachXO PLD family due to its exceptional combination of ease-of-use, flexibility, system integration and price.

•
Launched MachXO2. The MachXO2 offers PLD designers an unprecedented mix of low cost, low power and high system integration in a single device. Built on a low power 65-nm process featuring embedded Flash technology, the MachXO2 family delivers a 3X increase in logic density, a 10X increase in embedded memory, more than a 100X reduction in static power and up to 30% lower cost compared to the MachXO PLD family. In addition, several popular functions used in low-density PLD applications, such as User Flash Memory, I2C, SPI and timer/counter, have been hardened into the MachXO2 devices.

•
Released Platform Manager. Our third-generation mixed-signal family, the Platform Manager family, simplifies board management design by integrating programmable analog and digital logic to support many common functions, such as power management, digital housekeeping and glue logic. By integrating these support functions, Platform

•
Manager devices not only reduce the cost of these functions compared to traditional approaches, but also can improve system reliability and provide a high degree of design flexibility that minimizes the risk of circuit board re-spins.

Business Outlook - First Quarter 2011:

•	Revenue is expected to increase 2% to 7% on a sequential basis.

•	Gross margin percentage is expected to be approximately 60% to 62% of revenue.

•	Total operating expenses are expected to be approximately $36.5 million. The majority of the sequential increase is related to MachXO2 mask costs.

Investor Conference Call / Webcast Details:

Lattice Semiconductor will review the Company's financial results for the fourth quarter 2010 and business outlook for the first quarter 2011 on Thursday, January 27, 2011 at 5:00 p.m. EST. The conference call-in number is 1-888-286-6281 or 1-706-643-3761. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. Our financial guidance will be limited to the comments on our public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. EST on February 3, 2011, by telephone at 1-706-645-9291. To access the replay, use conference identification number 37456514. A webcast replay will also be available on Lattice's investor relations website at www.latticesemi.com.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties, including statements relating to our business outlook, including those under the heading “Business Outlook - First Quarter 2011”; and our statements that we expect continued margin strength and profitability, with a resumption in total revenue growth in the first quarter, that Lattice is well positioned for the next 12-18 months in the low density PLD and mid-range FPGA markets, that we will develop longer-term growth opportunities that can give us a higher return on investment and that we will increase the number of new products that we will bring to market while continuing to control our overall R&D spending. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our MachXO and LatticeECP3 solutions, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, variations in manufacturing yields, the failure to sustain operational improvements, and compensation charges due to stock price changes. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges, including without limitation, restructuring charges or any impairment charges related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities, could adversely affect our profitability during the quarter.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, the compromised liquidity of the Company's auction rate securities, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice is the source for innovative FPGA, PLD, programmable Power Management and Clock Management solutions. For more information, visit www.latticesemi.com.
Follow Lattice via Facebook, RSS and Twitter.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design) and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Year ended
	January 1, 2011	October 2, 2010	January 2, 2010	January 1, 2011	January 2, 2010
Revenue	$73,080	$77,137	$55,087	$297,768	$194,420

Costs and expenses:
Cost of products sold	27,239	31,551	24,627	117,943	90,077
Research and development	15,672	14,814	12,642	60,326	56,133
Selling, general and administrative	16,738	15,818	13,290	64,359	52,545
Amortization of intangible assets (1)	—	—	—	—	228
Restructuring (2)	(30)	79	1,185	11	3,689
	59,619	62,262	51,744	242,639	202,672
Income (loss) from operations	13,461	14,875	3,343	55,129	(8,252)
Other income, net (3)	558	669	2,671	2,474	1,812
Income (loss) before provision for income taxes	14,019	15,544	6,014	57,603	(6,440)
Provision for income taxes	140	176	388	531	517
Net income (loss)	$13,879	$15,368	$5,626	$57,072	$(6,957)

Net income (loss) per share (4):
Basic	$0.12	$0.13	$0.05	$0.49	$(0.06)
Diluted	$0.11	$0.13	$0.05	$0.48	$(0.06)

Shares used in per share calculations:
Basic	117,907	117,257	115,443	116,726	115,384
Diluted	121,215	121,052	115,666	120,143	115,384

______________________
Notes:

(1)	Intangible assets subject to amortization relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 which became fully amortized during the first quarter of 2009.

(2)
Represents costs and adjustments incurred under corporate restructuring plans. Charges or credits recorded during each quarter of fiscal 2010 were approximately $0.1 million and primarily the result from changes in original estimates of severance and related costs. During the fourth quarter of fiscal 2009, the Company recorded a charge of $1.2 million, comprised primarily of severance and related costs of $1.0 million, of which $0.3 million was paid during the fourth quarter of fiscal 2009, and costs of $0.2 million related to vacated leased space in San Jose, California. During the third quarter of fiscal 2009, the Company recorded a net charge of $2.5 million, comprised primarily of severance and related costs and costs to vacate a portion of leased space in San Jose, California. During the second and third quarters of fiscal 2009, the Company recorded net credits of less than $0.1 million primarily resulting from changes in original estimates under pre-2009 restructuring plans.

(3)
During the fourth and third quarter of fiscal 2010, the Company recognized a gain on the sale of certain auction rate securities of $0.3 million and $0.4 million, respectively. During the second quarter of fiscal 2010, the Company recognized a gain of $0.7 million related to the sale of real property in Shanghai, China. During each of the quarters in fiscal 2009 the Company recognized impairment charges related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities totaling $2.6 million of which $0.3 million was recorded in the fiscal fourth quarter. Also included in the fourth quarter of fiscal 2009 was a realized gain of $2.8 million on sale of auction rate securities and other investments.

(4)
For the three months ended January 1, 2011, October 2, 2010 and January 2, 2010, and the year ended January 1, 2011, the computation of diluted earnings per share includes the effects of stock options and restricted stock units as they are dilutive. For the year ended January 2, 2010 the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and warrants, as they are antidilutive.

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 1,	January 2,
	2011	2010
Assets

Current assets:
Cash, cash equivalents and short-term marketable securities	$ 238,220	$ 164,540
Accounts receivable, net	41,188	33,551
Inventories	37,333	25,925
Other current assets	8,648	19,455
Total current assets	325,389	243,471
Property and equipment, net	39,322	36,507
Long-term marketable securities	10,232	12,939
Other long-term assets	2,744	3,640
	$ 377,687	$ 296,557

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and other accrued liabilities	$ 38,648	$ 27,797
Deferred income and allowances on sales to sell-through distributors	15,692	10,160
Total current liabilities	54,340	37,957
Other long-term liabilities	4,625	5,240
Total liabilities	58,965	43,197
Stockholders' equity	318,722	253,360
	$ 377,687	$ 296,557

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -

	Q410	Q310	Q409
Operations Information
Percent of Revenue
Gross Margin	62.7%	59.1%	55.3%
R&D Expense	21.4%	19.2%	22.9%
SG&A Expense	22.9%	20.5%	24.1%

Depreciation and amortization (in thousands)	3,850	3,674	3,282
Capital Expenditures (in thousands)	5,325	3,799	2,708
Stock Compensation Expense (in thousands)	1,046	1,033	1,213

Balance Sheet Information
Current Ratio	6.0	5.4	6.4
A/R Days Revenue Outstanding	51	57	55
Inventory Months	4.1	3.0	3.2

Revenue% (by Product Family)
PLD	67%	68%	70%
FPGA	33%	32%	30%

Revenue% (by Product Classification)
New	43%	46%	38%
Mainstream	30%	32%	37%
Mature	27%	22%	25%

Revenue% (by Geography)
Asia	66%	69%	70%
Europe (incl. Africa)	19%	17%	15%
Americas	15%	14%	15%

Revenue% (by End Market)
Communications	46%	50%	51%
Industrial & Other	29%	26%	21%
Computing	13%	14%	17%
Consumer	12%	10%	11%

Revenue% (by Channel)
Distribution	59%	55%	46%
Direct	41%	45%	54%

New: LatticeECP3, LatticeXP2, LatticeECP2/M, MachXO, Power Manager II, ispClock A/D/S, ispMACH 4000ZE

Mainstream: ispXPLD, ispGDX2, ispMACH 4000/Z, ispXPGA, LatticeSC, LatticeECP, LatticeXP, ispClock, Power Manager I, Software and IP

Mature: FPSC, ORCA 2, ORCA 3, ORCA 4, ispPAC, isplsi 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-volt CPLDs, GDX/V, ispMACH 4/LV, all SPLDs